UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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PEROT SYSTEMS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PEROT SYSTEMS CORPORATION

2300 W. Plano Parkway
Plano, Texas 75075

Notice of Annual Meeting of Stockholders
Wednesday, May 12, 2004
3:00 p.m. – Central Daylight Time

Perot Systems Corporation
Plano Campus Cafeteria, West Lobby
2300 West Plano Parkway
Plano, Texas 75075

April 2, 2004

TO OUR STOCKHOLDERS

On behalf of the Board of Directors, you are cordially invited to attend the 2004 Perot Systems Corporation Annual Meeting of Stockholders. At the Annual Meeting, we will be electing our directors and conducting any other business properly brought before the meeting.

Voting is limited to stockholders of record at the close of business on March 15, 2004.

If you plan to attend the meeting in person, please bring to the Annual Meeting one of the admission tickets provided with these proxy materials.

Sincerely yours,

Ross Perot
Chairman

PEROT SYSTEMS CORPORATION

PROXY STATEMENT

FOR
ANNUAL MEETING OF STOCKHOLDERS

Perot Systems Corporation is furnishing you this Proxy Statement on behalf of its Board of Directors to solicit proxies for its Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting. We will hold the Annual Meeting at our Plano Campus Cafeteria, 2300 West Plano Parkway, Plano, Texas on Wednesday, May 12, 2004, at 3:00 p.m. Central Daylight Time. We first mailed these proxy materials to our stockholders on or about April 2, 2004.

PURPOSE OF MEETING

We are holding the Annual Meeting for the stockholders to elect our directors and to conduct any other business that properly comes before the Annual Meeting.

VOTING AND SOLICITATION

Right to Vote and Record Date

Our Class A Common Stock, par value $.01 per share, is the only type of security entitled to vote at the Annual Meeting. Each share of Class A Common Stock that you owned as of the close of business on March 15, 2004 entitles you to one vote for each of the eight nominees for director and one vote on any other proposal properly brought before the Annual Meeting. On March 15, 2004, there were 110,229,027 shares of Class A Common Stock outstanding.

Quorum; Adjournment

The holders of at least a majority of the voting power of our issued and outstanding shares of Class A Common Stock must be present, in person or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting. We count abstentions to determine whether a quorum exists for the transaction of business. We also count broker non-votes, which we describe in more detail below, as shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

Voting at the Annual Meeting

If your shares of Class A Common Stock are registered directly with Mellon Investor Services, you are a “record holder” and may vote in person at the Annual Meeting. If you hold your shares through a stockbroker, bank or other nominee, your shares are held in “street name” and you are the “beneficial holder.” If you hold your shares in street name, in order to vote in person at the Annual Meeting, you must obtain a proxy from your broker or nominee.

Voting By Proxy

Whether or not you are able to attend the Annual Meeting, we urge you to vote by proxy.

Shares Held of Record

If you are a record holder, you can vote your shares using one of the following methods:

•	the Internet website shown on the proxy card,

•	by telephone using the toll-free number shown on the proxy card, or

•	a completed and returned written proxy card.

We must receive votes submitted through the Internet or by telephone by 11:59 p.m., Eastern Daylight Time, on May 11, 2004. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. Submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the Annual Meeting and vote.

If you vote by phone or via the Internet, please have your social security number and proxy or voting instruction card available. The sequence of numbers appearing on your proxy card and your social security number are necessary to verify your vote.

Shares Held in Street Name

If you hold your shares in street name, you should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions from you, your broker has discretion to vote your shares on “routine matters,” such as the election of directors.

How The Proxy Holders Will Vote Your Proxy

The proxy holders will vote as you direct if you properly complete your proxy. If you submit a proxy but do not provide directions on how to vote, your proxy will be voted as follows:

•	FOR the nominees of the Board of Directors, and

•	In the discretion of the proxy holders, with respect to any other matters that may properly come before the Annual Meeting.

Changing Your Vote

You may revoke or change your proxy at any time before the Annual Meeting. The procedures for changing your vote differ depending on how you own your shares. If you are a record holder of your Perot Systems shares, you may change your vote by:

•	submitting another proxy with a later date before the beginning of the Annual Meeting,

•	sending a written notice of revocation to the Secretary of Perot Systems at 2300 West Plano Parkway, Plano, Texas 75075 that is received before the beginning of the Annual Meeting, or

•	attending the Annual Meeting and voting in person.

If you are a beneficial holder of your Perot Systems shares, you may change your vote by submitting new voting instructions to your broker or nominee.

Vote Required

Board of Directors

The eight nominees receiving the highest number of affirmative votes will be elected directors of Perot Systems and will serve until the next Annual Meeting and until their successors have been elected and qualified. We do not have cumulative voting for the election of directors.

Other Matters

Approval of other matters considered at the Annual Meeting generally require the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Our Certificate of Incorporation requires a vote of 66-2/3% of the outstanding Class A Common Stock for certain matters. As of the date of this proxy statement, no other matter for consideration at the Annual Meeting has been submitted to Perot Systems.

Broker Non-Votes and Abstentions

A broker non-vote occurs when a broker holds shares in street name for a customer and the customer does not direct the broker’s vote with respect to the approval of non-routine matters.

With respect to the election of directors, a broker will have discretionary authority to vote the shares if the beneficial owner has not given instructions.

Solicitation of Proxies

Perot Systems will pay all costs of the solicitation. We will furnish copies of solicitation material to fiduciaries and custodians holding shares in street name that others beneficially own. We will conduct the original solicitation by mail or, in cases where the stockholder has previously consented to electronic delivery, by electronic means. We may supplement the original solicitation with a solicitation by telephone, telegram, or other means by our directors, officers, or employees. We will not pay additional compensation to these individuals for their services. We do not plan to solicit proxies by means other than those we have described above.

PROPOSAL

ELECTION OF DIRECTORS

General

Our bylaws provide that the number of our directors will not be less than one, with the exact number to be fixed by the Board of Directors. The Board of Directors has fixed the number of directors at eight. We are proposing the reelection of all eight of our current directors to hold office for a term of one year, expiring at the close of the 2005 Annual Meeting of Stockholders or when their successors are elected and qualified. We have listed the nominees and their positions and offices with Perot Systems below. The proxy holders will vote all duly executed proxies received for the nominees listed below unless you instruct them otherwise. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any nominee designated by the current Board to fill the vacancy, unless the Board reduces the number of directors to be elected at the Annual Meeting. The Board is not aware of any nominee who is unable or who will decline to serve as a director.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

Directors and Their Business Experience

Ross Perot is Chairman of the Board and has served as a director of Perot Systems since November 1997. Mr. Perot is a founder of Perot Systems, served as Perot Systems’ President and Chief Executive Officer from November 1997 through August 2000 and served as a director from April 1988 until August 1994. Mr. Perot is currently a private investor. Mr. Perot is the father of Ross Perot, Jr. Age 73.

Ross Perot, Jr. has served as President and Chief Executive Officer since September 2000 and as a director since June 1988. Mr. Perot previously served as President of Hillwood DBL Partners, Inc. from August 1996 until April 2000. Mr. Perot remains Chairman of Hillwood Development Company LLC. Mr. Perot is the son of Ross Perot. Age 45.

Steve Blasnik has served as a director of Perot Systems since September 1994. Mr. Blasnik is a director and President of Perot Investments, Inc., a private investment firm affiliated with our Chairman, Ross Perot. Age 46.

John S.T. Gallagher has served as a director of Perot Systems since May 2001. Mr. Gallagher serves as Deputy County Executive of Health and Human Services for Nassau County, New York. Mr. Gallagher also serves as a director and member of the audit and compensation committees of Netsmart Technologies, Inc. Mr. Gallagher served as President and Chief Executive Officer of North Shore-Long Island Jewish Health System from October 1997 to December 31, 2001. Age 72.

Carl Hahn has served as a director of Perot Systems since April 1993. Mr. Hahn is a private investor. Mr. Hahn previously served as Chairman of Saurer Ltd., a manufacturer of textile machines, and Chairman of the Board of Management of Volkswagen AG. Mr. Hahn also serves as a director of Atradius AG and Hawesko AG, and serves as a director and member of the compensation committee of Merloni Elettrodomestici Group. Age 77.

DeSoto Jordan has served as a director of Perot Systems since February 2004. Mr. Jordan is a private investor and Chairman of Afton Holdings, LLC. From 1988 to 1999, Mr. Jordan served as Vice President of Perot Systems. Mr. Jordan also serves as a director and member of the Audit Committee of Argan, Inc. Age 59.

Thomas Meurer has served as a director of Perot Systems since May 2001. Mr. Meurer is currently Senior Vice President of Hunt Consolidated, Inc., director and Senior Vice President of Hunt Oil Company, President of AgHoc Inc., President and director of Hunt Equities Company, and a director of Hunt Realty Company. Age 62.

Cecil H. (C. H.) Moore, Jr. has served as a director of Perot Systems since October 2003. Mr. Moore is a private investor and previously served as managing partner of the Dallas Business Unit and International Liaison Partner of KPMG LLP. Mr. Moore also serves as a director and member of the Audit Committee of NL Industries, Inc. and Kronos Worldwide, Inc. Age 64.

Board and Committee Meetings

The Board met five times in 2003. During 2003, each incumbent director attended at least 75% of the Board meetings and at least 75% of the total number of meetings of all of the committees of which he was a member. Directors are encouraged to attend the annual meetings of Perot Systems’ stockholders. Two members of the Board attended the Company’s annual stockholders meeting in May 2003.

The Board has established the Audit Committee, Compensation Committee and Nominating and Governance Committee to assist in the discharge of the Board’s responsibilities. Members of the committees serve until their successors are appointed or their earlier resignation or removal. The Board may establish other committees to facilitate the management of Perot Systems or for other purposes it deems appropriate.

The charters of the Audit, Compensation and Nominating and Governance Committees are publicly available at the Corporate Responsibility section of Perot Systems’ website (www.perotsystems.com/responsibility.htm). Perot Systems intends to disclose all substantive amendments to these charters on this website. Stockholders may request a printed copy of any of these charters from Perot Systems Corporation, Attn: Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075, telephone (972) 577-0000.

Presiding Director for Executive Sessions of Non-Management Directors

In 2003, the Board created a new position of presiding director for its meetings of its non-management directors. The presiding director for these meetings rotates January 1 of each year according to the alphabetical order of each non-management director’s last name. Mr. Blasnik served in this position during fiscal 2003. Mr. Gallagher is the presiding director for 2004. Stockholders and other interested parties may send written communications to the presiding director or to the non-management directors as a group by sending such communications to Perot Systems Corporation, Attn: Non-Management Directors/Corporate Secretary, 2300 West Plano Parkway, Plano, Texas 75075 or by calling our Confidential Hotline (1-800-753-9173) and requesting that the information be provided to the non-management directors to express any concerns regarding Perot Systems’ business practices.

Audit Committee

The Audit Committee consists of C. H. Moore, Carl Hahn, and John S.T. Gallagher. Mr. Moore, the Chairman of the Audit Committee, was appointed to the Audit Committee in December 2003. Messrs. Hahn and Gallagher were appointed in December 1994 and May 2001, respectively. The Audit Committee met ten times in 2003. All members of the Audit Committee satisfy the requirements of independence as set forth in the listing standards of the New York Stock Exchange and Perot Systems’ Director Independence Standard, and are independent within the meaning of the Securities and Exchange Commission regulations. C. H. Moore is qualified as an audit committee financial expert within the meaning of the Securities and Exchange Commission regulations, and the Board has determined that he has accounting and related financial management expertise within the listing standards of the New York Stock Exchange.

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of Perot Systems. The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of Perot Systems’ financial statements. A charter, that the Board reassesses annually, governs the Audit Committee’s activities. The charter of the Audit Committee is attached to this proxy statement as Annex 1.

The Audit Committee’s primary responsibilities and duties are to review and discuss with our outside independent public accountants our financial statements and the professional services they provide, including the scope of their audit coverage, the auditor’s reports to management and management’s responses to such reports, and the independence of the accountants from our management. The Audit Committee also reviews and discusses with management the scope of our internal audits, summaries of the internal auditors’ reports and activities, the effectiveness of our internal audit staff, certain possible violations of our Standards and Ethical Principles, and such other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or as have been brought to its attention. In addition, the Board has delegated to the Audit Committee the authority to select Perot Systems’ independent public accountants for each fiscal year.

Compensation Committee

The Compensation Committee consists of Carl Hahn, DeSoto Jordan, and Thomas Meurer. Mr. Hahn, the Chairman of the Compensation Committee, was appointed to the Compensation Committee in March 2002. Messrs. Meurer and Jordan were appointed in March 2002 and March 2004, respectively. The Compensation Committee met five times in 2003. All members of the Compensation Committee satisfy the requirements of independence as set forth in the listing standards of the New York Stock Exchange and Perot Systems’ Director Independence Standard. The Compensation Committee reviews CEO compensation and CEO awards under the 2001 Long-Term Incentive Plan and makes recommendations on other executive officer compensation, Perot Systems’ bonus and retirement plans, the 1999 Employee Stock Purchase Plan, and non-CEO executive officer awards under the 2001 Long-Term Incentive Plan.

Nominating and Governance Committee

The Nominating and Governance Committee consists of Thomas Meurer, John S.T. Gallagher, and DeSoto Jordan. Mr. Meurer, the Chairman of the Nominating and Governance Committee, was appointed to the Nominating and Governance Committee in June 2003. Messrs. Gallagher and Jordan were appointed to the Nominating and Governance Committee in June 2003 and March 2004, respectively. The Nominating and Governance Committee met four times in 2003.

The Board of Directors established the Nominating and Governance Committee on June 3, 2003. The committee’s purpose is to assist the Board to shape the corporate governance of Perot Systems, including the composition of the Board and its committees. The Nominating and Governance Committee identifies and recommends to the full Board all candidates for election as a director. The committee also recommends corporate governance principles for Perot Systems.

Each member of the Nominating and Governance Committee satisfies the requirements of independence set forth in the listing standards of the New York Stock Exchange and Perot Systems’ Director Independence Standard. In March 2004, the Board adopted the Perot Systems Corporation Director Independence Standard. The Director Independence Standard is publicly available at the Corporate Responsibility section of Perot Systems’ website (www.perotsystems.com/responsibility.htm).

Director Independence

Pursuant to the Director Independence Standard, the Board reviewed each director’s independence in March 2004. As a result of this review, the Board affirmatively determined that each director standing for election at the Annual Meeting, except Ross Perot, Ross Perot, Jr. and Steve Blasnik, has no material relationship with Perot Systems (either directly or as a partner, shareholder or officer of an organization that has a relationship with Perot Systems) and is independent of Perot Systems and its management under the Director Independence Standard, the listing standards of the New York Stock Exchange currently in effect and, with respect to members of the Audit Committee, applicable regulations of the Securities and Exchange Commission.

In connection with Mr. Meurer’s independence determination, the Board examined the long-standing personal relationships between Mr. Meurer and the Perot family. These relationships include Mr. Meurer’s service as an unpaid trustee or co-trustee for 13 trusts that benefit members of Ross Perot’s family, including Ross Perot, Jr. One of these trusts is a limited partner which owns approximately 56.4% of the economic interest in HWGA, Ltd., a limited partnership having Ross Perot and Ross Perot, Jr. as its sole general partners. HWGA owns 31,705,000 shares of the Company’s Class A Common Stock. However, as a limited partner, the trust does not possess, either directly or indirectly, (i) the power to direct or cause the direction of management and policies of HWGA or (ii) voting or dispositive power over the Class A Common Stock owned by HWGA. Five of the remaining trusts, one of which has Ross Perot, Jr. as its principal beneficiary, own an aggregate of 136,800 shares (27,360 shares each) of Class A Common Stock. The Board also considered the employment of Mr. Meurer’s son-in-law as a non-executive officer of Hillwood Development Company LLC, which is an affiliate of Ross Perot, Jr. After considering all relevant facts and circumstances, the Board determined Mr. Meurer’s relationships were not material and do not impair the independence of Mr. Meurer.

In connection with Mr. Gallagher’s independence determination, the Board examined Mr. Gallagher’s service as a Life Trustee on the 130-member board of trustees for North Shore—Long Island Jewish Health System, a customer of Perot Systems, and his former service as its Chief Executive Officer. After considering all relevant facts and circumstances, the Board determined that Mr. Gallagher’s relationships were not material and do not impair the independence of Mr. Gallagher.

In connection with Mr. Jordan’s independence determination, the Board examined Mr. Jordan’s role as a founder of the Company and his employment by the Company until his retirement in 1999. The Board also considered a personal loan made by Ross Perot to Mr. Jordan, which was repaid in 1999. After considering all relevant facts and circumstances, the Board determined that Mr. Jordan’s relationships were not material and do not impair the independence of Mr. Jordan.

Stockholder Nominations and Nominee Review Process

The Nominating and Governance Committee will consider director candidates recommended by Perot Systems’ stockholders. Perot Systems’ Director Qualification Guidelines are publicly available at the Corporate Responsibility section of Perot Systems’ website (www.perotsystems.com/responsibility.htm). Perot Systems stockholders who wish to recommend a director candidate should mail the candidate’s resume, together with a letter from the candidate confirming his or her interest in serving as a director of Perot Systems, to Perot Systems Corporation, Attn: Nominating Committee/Corporate Secretary, 2300 West Plano Parkway, Plano, Texas 75075.

Once the Nominating and Governance Committee has identified a prospective candidate, the Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the candidate’s resume, as well as the Nominating and Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination is also based on the likelihood that the prospective candidate meets the standards and qualifications set forth in the Perot Systems’ Director Qualification Guidelines, which include:

•	the ability of the prospective candidate to represent the interests of the stockholders of Perot Systems;

•	the highest personal and professional ethics, integrity and values;

•	broad-based skills and experience at an executive, policy making level in business, government or technology areas relevant to Perot Systems’ activities;

•	a global business prospective;

•	a willingness to devote sufficient time to become knowledgeable about Perot Systems’ business and to carry out his or her duties and responsibilities effectively;

•	a commitment to serve on the Board for five years or more at the time of his or her initial election; and

•	the extent to which the prospective candidate contributes to the expertise of the Board.

The Nominating and Governance Committee also considers such other relevant factors as it deems appropriate, including the composition of the Board, the balance of management and independent directors, and financial or industry expertise. If the Nominating and Governance Committee determines that the candidate is qualified and interested, the Committee coordinates a series of interviews between the candidate and appropriate directors, officers and other senior managers of Perot Systems. After conducting their evaluation, the Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Governance Committee.

During 2003, except for a recommendation made by the CEO described below, no security holder or security holder group that held more than 5% of Perot Systems’ common stock for at least one year has recommended a director candidate.

Directors standing for election by our security holders for the first time and the source of recommendations for such directors are as follows:

Director Nominee	Recommended By
C. H. Moore, Jr.	Non-Management Director and Director of Internal Audit
DeSoto Jordan	CEO and Management

The Nominating and Governance Committee has not engaged a third party to assist in identifying or evaluating potential director nominees.

Communications with Directors

Stockholders and other interested parties may send communications to the Board of Directors, the Audit Committee and the Nominating and Governance Committee at the addresses set forth in the table below. Perot Systems’ Secretary is responsible for forwarding to appropriate directors all written communications addressed to the Board or its committees. In addition, transcripts of calls to Perot Systems’ Confidential Hotline relating to accounting and financial matters are forwarded to the members of the Audit Committee.

Directors	Address
Board of Directors	By mail: Perot Systems Corporation 2300 West Plano Parkway Plano, TX 75075 Attn: Board of Directors/Corporate Secretary
Audit Committee
By mail: Perot Systems Corporation
2300 West Plano Parkway
Plano, TX 75075
Attn: Audit Committee/Corporate Secretary
By e-mail: PSC-AuditCommittee@ps.net
Telephone: +1 (800) 753-9173 (Confidential Hotline)

Nominating and Governance Committee	By mail: Perot Systems Corporation 2300 West Plano Parkway Plano, TX 75075 Attn: Nominating Committee/Corporate Secretary
Individual Directors	By mail: Perot Systems Corporation 2300 West Plano Parkway Plano, TX 75075 Attn: [Name of Director]/Corporate Secretary

Director Compensation

Perot Systems compensates its non-employee directors (other than Ross Perot) $2,000 for each meeting of the Board and committee of the Board attended in person or by telephone. In the event that a director attends multiple meetings of the Board and its committees on the same or consecutive days, the non-employee directors are compensated a total of $2,000 for all such meetings. We reimburse our directors for their reasonable travel-related and other out-of-pocket expenses associated with attending Board and committee meetings. Effective July 1, 2003, the Board adopted a new compensation package upon recommendation from the Compensation Committee for non-

employee directors (other than Ross Perot). In addition to the compensation described above, the package provides for a $45,000 annual retainer payable in quarterly installments. Non-employee directors have the option to receive all or part of the retainer in Class A Common Stock, which will be valued at the closing price of our Class A Common Stock on the New York Stock Exchange on the last trading day of the quarter with respect to which payment is due. The compensation package also provides that each non-employee director will receive an annual award under the 1996 Non-Employee Director Stock Option/Restricted Stock Plan. Additional retainers for the Chairpersons of the Audit Committee and the Compensation Committee are $5,000 and $3,000, respectively. Ross Perot receives no compensation for his service.

Perot Systems’ 1996 Non-Employee Director Plan provides for the issuance of nonqualified stock options or restricted stock to our non-employee directors (other than Ross Perot). The Board administers the Non-Employee Director Plan and has the authority to interpret it. Directors who are not employees of Perot Systems are eligible to receive awards under the Non-Employee Director Plan. Perot Systems makes grants to new directors upon their initial election to the Board and to existing directors at completion of the original vesting schedule for any existing options or restricted shares granted to such director under the Non-Employee Director Plan. The Non-Employee Director Plan currently provides for a grant to each eligible director of (i) an option to purchase 8,000 shares of Class A Common Stock vesting one year after the date of grant or (ii) the right to purchase 8,000 restricted shares of Class A Common Stock vesting one year after the date of grant. The exercise price of options or the purchase price of restricted shares of Class A Common Stock must be at least equal to 100% of the fair market value of the Class A Common Stock on the date of the award.

During 2003, our non-employee directors earned the following compensation (in addition to options vesting under the Non-Employee Director Plan):

Steve Blasnik	$8,008 and 1,959 shares of Class A Common Stock
John S. T. Gallagher	$42,500
William K. Gayden	$38,583
Carl Hahn	$21,508 and 1,959 shares of Class A Common Stock
DeSoto Jordan	–0–
Thomas Meurer	$12,008 and 1,959 shares of Class A Common Stock
Cecil H. (C. H.) Moore, Jr.	$11,917

Corporate Governance Principles

Code of Conduct

Perot Systems has adopted Standards & Ethical Principles to assist its directors, executive officers and other employees to recognize and deal with ethical issues in business situations, to provide mechanisms to report unethical conduct, and to promote a culture of honesty and accountability.

The Standards & Ethical Principles are publicly available at the Corporate Responsibility section of Perot Systems’ website (www.perotsystems.com/responsibility.htm). Stockholders may request a printed copy of these guidelines, without charge, from Perot Systems Corporation, Attn: Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075, telephone (972) 577-0000.

Perot Systems intends to disclose all substantive amendments to the Standards & Ethical Principles on its website. In addition, Perot Systems intends to disclose waivers, if any, granted to any of its directors or to its Chief Executive Officer, Chief Financial Officer, controller and any other executive officer on its website.

Governance Guidelines

Perot Systems has corporate governance guidelines. These guidelines are publicly available at the Corporate Responsibility section of Perot Systems’ website (www.perotsystems.com/responsibility.htm). Perot Systems intends to disclose all substantive amendments to these guidelines on this website. Stockholders may request a printed copy of these guidelines, without charge, from Perot Systems Corporation, Attn: Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075, telephone (972) 577-0000.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS
AND MANAGEMENT

The following table shows the number of shares of Common Stock beneficially owned as of March 15, 2004 by:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each director;

•	the Chief Executive Officer and the other executive officers required to be named in the Summary Compensation Table; and

•	all executive officers and directors as a group.

	Class A Common Stock		Class B Common Stock
	Number of Shares Beneficially Owned(1)	Percent of Ownership(1)	Number of Shares Beneficially Owned
Executive Officers and Directors
Ross Perot, Jr.(2)	32,290,000	29.1%	—
Peter Altabef(3)	325,267	*	—
James Champy(4)	983,286	*	—
Russell Freeman(5)	164,629	*	—
Brian Maloney(6)	147,838	*	—
Steven Blasnik(7)	75,959	*	—
John S.T. Gallagher(8)	16,000	*	—
Carl Hahn(9)	94,959	*	—
DeSoto Jordan	550,000	*	—
Thomas Meurer(10)	158,759	*	—
C. H. Moore	—	*	—
Ross Perot(11)	31,763,100	28.8%	—
All Executive Officers and Directors as a Group (15 Persons)(12)	36,101,138	32.4%	—
Additional 5% Beneficial Owners
UBS(13)	—	*	4,499,988
Royce & Associates, LLC(14)	6,534,000	5.9%	—
Wachovia Corporation(15)	6,633,860	6.0%	—

*	Less than 1%

(1)	Percentages are based on the total number of shares of Class A Common Stock outstanding at March 15, 2004, plus the total number of outstanding options and warrants held by each person that are exercisable within 60 days of such date. We do not consider shares of Class A Common Stock issuable upon exercise of outstanding options and warrants to be outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, other than shared property rights created under joint tenancy or marital property laws between our directors and executive officers and their respective spouses, each stockholder named in the table has sole voting and investment power with respect to the shares of Class A Common Stock set forth opposite such stockholder’s name. The shares of Class A Common Stock listed include shares held by our Retirement Savings Plan and Trust for the benefit of the named individuals. Participants in the plan have investment and voting power over shares held for their benefit.

(2)	Includes 31,705,000 shares of Class A Common Stock owned by HWGA, Ltd.; 10,000 shares owned by The Perot Foundation; 5,000 shares owned by Mr. Perot’s spouse; and 570,000 shares that Mr. Perot has the right to acquire upon the exercise of vested options. Mr. Perot disclaims beneficial ownership of the shares his spouse holds. Ross Perot, Jr. is a general partner of HWGA. Ross Perot, our Chairman, is the managing general partner of HWGA. If Ross Perot ceases to be managing general partner, Ross Perot, Jr. will have authority to manage HWGA. Accordingly, the table also shows Ross Perot beneficially owning the shares that HWGA owns. Ross Perot, Jr. is a director of The Perot Foundation. The address for Ross Perot, Jr. is 2300 West Plano Parkway, Plano, Texas 75075, and the address of HWGA and The Perot Foundation is P.O. Box 269014, Plano, Texas 75026-9014.

(3)	Includes 85,000 shares of Class A Common Stock that Mr. Altabef has the right to acquire upon the exercise of vested options and 2,000 shares of Class A Common Stock Mr. Altabef’s spouse holds. Mr. Altabef disclaims beneficial ownership of the shares that his spouse holds.

(4)	Includes 200,000 shares of Class A Common Stock the Champy Family Irrevocable Trust, of which Mr. Champy is a trustee, holds. As trustee, Mr. Champy shares voting and investment power with respect to the shares of Class A Common Stock the Champy Trust holds and, therefore, the table shows him as the beneficial owner of such shares of Class A Common Stock. Includes 8,000 shares of Class A Common Stock that Mr. Champy has the right to acquire upon the exercise of vested options.

(5)	Includes 146,000 shares of Class A Common Stock that Mr. Freeman has the right to acquire upon the exercise of vested options.

(6)	Includes 144,000 shares of Class A Common Stock that Mr. Maloney has the right to acquire upon the exercise of vested options.

(7)	Includes 68,000 shares of Class A Common Stock that Mr. Blasnik has the right to acquire upon the exercise of vested options and 6,000 shares of Class A Common Stock that Mr. Blasnik’s spouse holds. Mr. Blasnik disclaims beneficial ownership of the shares that his spouse holds.

(8)	Includes 16,000 shares of Class A Common Stock that Mr. Gallagher has the right to acquire upon the exercise of vested options.

(9)	Includes 8,000 shares of Class A Common Stock that Mr. Hahn has the right to acquire upon the exercise of vested options.

(10)	Includes 136,800 shares owned by Perot Investment Trusts I – V of which Mr. Meurer is trustee. As trustee, Mr. Meurer has voting and investment power with respect to the shares of Class A Common Stock held by the Trusts and, therefore, the table shows him as the beneficial owner of such shares of Class A Common Stock. Also includes 16,000 shares of Class A Common Stock that Mr. Meurer has the right to acquire upon the exercise of vested options.

(11)	Includes 31,705,000 shares owned by HWGA, Ltd.; 10,000 shares owned by The Perot Foundation; 4,000 shares owned by Petrus Financial Services Limited, a Texas limited partnership; and 100 shares owned by Mr. Perot’s spouse with respect to which Mr. Perot disclaims beneficial ownership. Ross Perot, our Chairman, is the managing general partner of HWGA. Ross Perot has voting and investment power over shares owned by HWGA. Ross Perot, Jr., President and Chief Executive Officer of Perot Systems, is a general partner of HWGA and has authority to manage HWGA if Ross Perot ceases to be managing general partner of HWGA. Accordingly, the table also shows Ross Perot, Jr. beneficially owning the shares that HWGA owns. Mr. Perot is a director and officer of The Perot Foundation. Petrus

Financial Services Limited is an affiliate of Ross Perot. The address for Ross Perot, HWGA, The Perot Foundation and Petrus Financial Services Limited is P.O. Box 269014, Plano, Texas 75026-9014.

(12)	Includes 1,162,000 shares of Class A Common Stock that the Executive Officers and Directors have the right to acquire upon the exercise of vested options.

(13)	The number of shares of Class A Common Stock owned by UBS is based on information provided by UBS. The Class B Common Stock shown as beneficially owned includes 1,458,312 shares that UBS has the right to acquire upon the exercise of options. The address for UBS AG is Bahnhofstrasse 45, CH 8001, Zurich, Switzerland.

(14)	This data is based on information contained in Schedule 13G Amendment filed by Royce & Associates, LLC with the Securities and Exchange Commission on February 5, 2004. The address for Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

(15)	This data is based on information contained in Schedule 13G filed by Wachovia Corporation with the Securities and Exchange Commission on February 11, 2004. The address for Wachovia Corporation is One Wachovia Center, Charlotte, North Carolina 28288-0137.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The Summary Compensation Table below shows compensation for the years 2003, 2002, and 2001 for each person who served as the Chief Executive Officer during 2003 and the four other most highly compensated executive officers who were serving as executive officers at the end of 2003 (the “named executive officers”).

Summary Compensation Table

					Long Term Compensation Awards
		Annual Compensation			Restricted Stock	Securities	LTIP	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other ($)(2)	Awards ($)(3)	Underlying Options	Payouts ($)	Compensation ($)(4)
Ross Perot, Jr.	2003	500,000	—	—	—	—	—	8,000
President & Chief	2002	500,000	—	—	—	—	—	—
Executive Officer	2001	500,000	—	—	—	1,050,000	—	—

Brian Maloney	2003	500,000	191,000	—	—	180,000	—	8,000
Vice President & Chief	2002	405,303	351,000	—	—	300,000	—	—
Operating Officer(5)	2001	—	—	—	—	—	—	—

James Champy	2003	546,312	130,000	10,022	263,000	40,000	—	25,000
Vice President	2002	540,956	81,947	11,528	—	40,000	—	25,000
	2001	530,400	132,600	11,810	—	—	—	23,800

Russell Freeman	2003	350,000	210,000	—	263,000	40,000	—	8,000
Vice President & Chief	2002	343,167	82,800	—	—	120,000	—	8,000
Financial Officer	2001	280,250	175,000	—	—	—	—	6,800

Peter Altabef	2003	341,744	210,000	—	263,000	40,000	—	8,000
Vice President, Secretary	2002	335,172	118,349	—	—	105,000	—	8,000
& General Counsel	2001	322,400	161,200	—	—	104,000	—	6,800

(1)	Bonus amounts shown in 2003 include bonuses earned in 2003 and paid in 2004. Bonuses paid in 2003 include $70,000 outside of the annual bonus plan for each of Messrs. Freeman and Altabef related to performance with respect to special projects. Bonus amounts shown in 2002 include bonuses earned in 2002 and paid in 2003. Bonuses paid in 2002 include a signing bonus of $76,000 for Mr. Maloney and bonuses of $10,000 and $50,000 outside of the annual bonus program for Messrs. Freeman and Altabef, respectively, related to performance with respect to special projects. Bonus amounts shown in 2001 were earned in 2001 and paid in 2002.

(2)	Represents the payment of taxes related to the life insurance premiums referenced in Note 4 to this table.

(3)	The restricted stock unit awards of 20,000 units each made in 2003 will vest in five equal annual installments beginning on the first anniversary of the grant. Vesting is contingent upon satisfaction of individual performance requirements. At December 31, 2003, Mr. Champy owned 300,000 restricted shares of Class A Common Stock with a value (less the amount paid therefor) of $3,669,000. Mr. Champy’s restricted shares vest in equal installments over ten years with vesting beginning in 1997. Holders of restricted stock and restricted stock units are entitled to a pro rata distribution of any dividends paid by Perot Systems on the Class A Common Stock. In addition, in 2003, Messrs. Champy, Freeman and Altabef each owned 20,000 restricted stock units representing the right to receive Class A Common Stock with a value (less the amount paid therefor) of $263,000 at the grant date which vest in equal installments over five years with vesting beginning in December 2004.

(4)	In 2003, represents (i) $17,000 in life insurance premiums paid for the benefit of Mr. Champy; and (ii) $8,000 in contributions to our 401(k) plan for the benefit of each of Messrs. Ross Perot, Jr., Maloney, Champy, Freeman and Altabef. In 2002, represents (i) $17,000 in life insurance premiums paid for the benefit of Mr. Champy; and (ii) $8,000 in contributions to our 401(k) plan for the benefit of each of Messrs. Champy, Freeman and Altabef. In 2001, represents (i) $17,000 in life insurance premiums paid for the benefit of Mr. Champy; and (ii) $6,800 in contributions to our 401(k) plan for the benefit of each of Messrs. Champy, Freeman and Altabef.

(5)	Mr. Maloney has served as our Chief Operating Officer since March 11, 2002 and started receiving compensation on that date.

Stock Option Grants

The following table provides information relating to option grants in 2003 to the named executive officers. All options are exercisable for Class A Common Stock pursuant to the Company’s existing stock option plans and are non-qualified stock options.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realized Value at Assumed
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise Price	Expiration	Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Granted	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)
Ross Perot, Jr.	—	—	—	—	—	—
Brian Maloney(2)	60,000	2.72%	$9.10	03/11/2013	$343,376	$870,183
Brian Maloney(3)	20,000	.91%	$9.10	03/11/2013	$114,459	$290,061
Brian Maloney(4)	100,000	4.54%	$9.10	03/11/2013	$572,294	$1,450,306
James Champy(3)	40,000	1.81%	$13.15	12/09/2010	$214,135	$499,025
Russell Freeman(3)	40,000	1.81%	$13.15	12/09/2010	$214,135	$499,025
Peter Altabef(3)	40,000	1.81%	$13.15	12/09/2010	$214,135	$499,025

(1)	These amounts represent assumed rates of appreciation in value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the shares of Class A Common Stock.

(2)	Grant vests in one installment on the fifth anniversary of the grant.

(3)	Grant vests in five equal annual installments beginning on the first anniversary of the grant.

(4)	Grant vests in five equal annual installments beginning December 31, 2003.

Option Exercises and Holdings

The following table provides information regarding exercises of stock options by named executive officers during 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Class A Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End
Name	Exercise(#)	Realized($)	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)
Ross Perot, Jr.	—	—	570,000	1,430,000	$2,268,600	$1,512,400
Brian Maloney	—	—	80,000	400,000	$87,600	$700,800
James Champy	—	—	8,000	72,000	$30,800	$136,400
Russell Freeman	2,000	$20,250	172,000	280,000	$703,870	$733,120
Peter Altabef	90,000	$924,104	84,000	229,000	$587,440	$652,900

Employment Contracts and Change in Control Agreements

Brian Maloney

We have entered into an associate agreement with Brian Maloney pursuant to which he serves as our Chief Operating Officer at a base salary of $500,000 per year. Mr. Maloney is entitled to an annual cash bonus which has a guaranteed minimum bonus of $700,000 for the first two years of his associate agreement, payable over three years. To be eligible to receive these bonus payments, Mr. Maloney must be employed with us on the relevant payment date.

Under Mr. Maloney’s associate agreement, we may terminate his employment due to his death or disability, for cause, for any other reason, or for no reason. Mr. Maloney may terminate his employment with us for good reason or without good reason. If we terminate Mr. Maloney due to his death or disability, or for cause, or if he terminates his employment without good reason, then we will pay any salary that has accrued to the date his employment ceases. If we terminate Mr. Maloney not for cause, or if Mr. Maloney terminates his employment for good reason, within six years of his employment date, then Mr. Maloney will receive an amount equal to 36 times his then-current monthly base salary, subject to adjustment for subsequent employment.

Pursuant to the terms of Mr. Maloney’s associate agreement, we granted him a non-qualified stock option to purchase 300,000 shares of our stock, vesting in five equal annual installments beginning in March 2003. In March 2003, we awarded Mr. Maloney non-qualified stock options to purchase (i) 100,000 shares of our Class A Common Stock vesting in five equal annual installments beginning in December 2003, (ii) 60,000 shares of our Class A Common Stock vesting in one installment in March 2008, and (iii) 20,000 shares vesting in five equal annual installments beginning in March 2004. Vesting is contingent on Mr. Maloney’s continued employment. All remaining unvested options will become exercisable upon a change of control (as defined in the associate agreement).

James Champy

James Champy’s associate agreement provides for a base salary of $500,000 per year, which is to be reviewed at least annually, and provides for additional benefits, including:

•	a bonus to be determined in accordance with the current bonus plan for the most senior officers of Perot Systems,

•	payment of life insurance premiums, and

•	some travel benefits.

Mr. Champy’s associate agreement also provides that if we terminate him other than for cause or substantial misconduct or Mr. Champy is deemed to have been constructively terminated, Mr. Champy will receive a severance payment equal to six months of his current base salary. If either party terminates his employment (other than for cause by Perot Systems) within one year of a change in control of Perot Systems, Mr. Champy would receive severance equal to six months of his current base salary. We may terminate Mr. Champy’s associate agreement upon 30 days’ notice and payment of severance equal to six months’ base pay plus benefits.

The 1,000,000 restricted shares of Class A Common Stock Mr. Champy acquired pursuant to his restricted stock agreement vest in equal installments over ten years beginning on the first anniversary of the commencement of his employment. Vesting is contingent on continued employment, but Mr. Champy’s restricted shares of Class A Common Stock will continue to vest for limited periods following the termination of his employment if he is terminated by Perot Systems other than for cause or substantial misconduct (as defined in his associate agreement) or is deemed to have been constructively terminated (as defined in his associate agreement). If we terminate Mr. Champy other than for cause or substantial misconduct, his restricted shares of Class A Common Stock will continue to vest as scheduled for two years following termination. If there is a change in control of Perot Systems (as defined in his associate agreement) and either party terminates Mr. Champy’s employment within one year of such change in control (other than for cause by Perot Systems), all of his shares of Class A Common Stock scheduled to vest through the next two vesting dates will vest on schedule. If either party terminates Mr. Champy’s employment for any reason, he has the right to require Perot Systems to purchase his shares for their original cost plus simple interest at the rate of 8% per annum.

Executive Officers

The following is a description of our executive officers who are not on the Board of Directors. Our executive officers serve at the discretion of the Board of Directors.

Executive Officer	Business Experience	Joined Perot Systems
Peter Altabef	Elected Vice President of Perot Systems in June 1995 and Secretary in March 1996. Mr. Altabef became General Counsel of Perot Systems in April 1994. Age 44.	1993
Darcy Anderson	Elected Vice President of Perot Systems in December 2000. From April 1994 to November 2000, he served as Senior Vice President of Hillwood Development Company LLC. Age 47.	2000
James Champy	Elected Vice President of Perot Systems in September 1996. Mr. Champy also served as a director of Perot Systems from September 1996 until February 2004. Mr. Champy is also a director and serves as a member of the compensation committee of Analog Devices, Inc. Age 61.	1996

Executive Officer	Business Experience	Joined Perot Systems
Russell Freeman	Elected Vice President and Chief Financial Officer of Perot Systems in August 2000. From November 1997 to August 2000, Mr. Freeman served as Controller of Perot Systems. Age 40.	1989
John King	One of our founders. Mr. King was elected as Vice President of Perot Systems in April 1989, and he currently serves as General Manager of Strategic Partnerships and until August 2000 was responsible for our Financial Services Group. Age 57.	1988
Brian Maloney	Elected Chief Operating Officer and Vice President of Perot Systems in March 2002. Mr. Maloney was employed by AT&T from 1978 to 2002. While at AT&T, Mr. Maloney served in a number of positions, including Senior Vice President of AT&T, and was named President and CEO of AT&T Solutions in February 2000. Mr. Maloney also serves as a director and member of the audit and compensation committees of Globecomm Systems, Inc. Age 50.	2002
Jeff Renzi	Elected as Vice President of Perot Systems in April 2003. Mr. Renzi was employed by Electronic Data Systems from 1989 to 2003. While at Electronic Data Systems, Mr. Renzi served in a number of positions, including Vice President of Sales. Age 43.	2003

Certain Relationships and Related Transactions

Licenses for Use of Name

We license the right to use the names “Perot” and “Perot Systems” in our current and future businesses, products, or services from the Perot Systems Family Corporation and our Chairman, Ross Perot. The license is a non-exclusive, royalty-free, non-transferable license without geographic restriction. We may also sublicense our rights to these names to certain of our affiliates. Under the license agreement either party may, in their sole discretion, terminate the license at any time, with or without cause and without penalty, by giving the other party written notice of such termination. Upon termination by either party, we must discontinue all use of the names “Perot” and “Perot Systems” within one year following notice of termination.

Outsourcing Agreement with Hillwood Enterprises L.P.

We are currently providing information technology and energy management services for Hillwood Enterprise L.P., which is controlled and partially owned by Ross Perot, Jr. This contract was amended during 2003 and will expire on April 1, 2006. This contract includes provisions under which we may be penalized if our actual performance does not meet the levels of service specified in the contract, and such provisions are consistent with those included in other customer contracts. For the years ended December 31, 2003, 2002, and 2001, we recorded revenue of $1,369,000, $1,484,000 and $1,511,000 and direct cost of services of $1,021,000, $1,018,000 and $1,032,000, respectively. Our Audit Committee has reviewed and approved this contract.

Sublease with Perot Services Company, LLC

During 2002, we entered into a sublease agreement with Perot Services Company, LLC, which is controlled and owned by Ross Perot, for approximately 23,000 square feet of office space at our Plano, Texas facility. The initial lease term is 30 months with one optional 24-month renewal period. Under the terms of the sublease, we paid a $100,000 allowance for modifications to the leased space. Perot Services Company, LLC will pay all modification costs in excess of the allowance. The total amount paid to Perot Systems in 2003 under this sublease agreement was $319,904. Our Audit Committee has reviewed and approved this contract.

IT Services Agreement with Perot Services Company, LLC

During 2003, we provided information technology services to Perot Services Company, LLC, which is controlled and owned by Ross Perot, to provide internet access and hosting services, installation and configuration service, and help desk and related support services. The total amount paid to Perot Systems in 2003 for these services was $61,000. Our Audit Committee has reviewed and approved this arrangement.

Affiliate Use of AAirPass Program

Perot Systems has a corporate AAirPass program with American Airlines under which it prepays for mileage that Perot Systems associates use for business travel. Historically, the use of prepaid miles has resulted in lower travel costs than refundable tickets for most travel itineraries. Employees of Hillwood Development Company LLC, The Perot Group, and their affiliated corporations, as well as members of the Perot family also use the Perot Systems AAirPass program. These parties reimburse Perot Systems for the prepaid miles that they use. During 2003, these parties used, and reimbursed Perot Systems for, $321,171 in prepaid miles under the Perot Systems AAirPass program. We benefit from this arrangement because we have a commitment to American Airlines to purchase a minimum number of miles under the AAirPass program and the miles used by these related parties are counted toward fulfilling that commitment. Our Audit Committee has reviewed and approved this arrangement.

Employment of Law Firm

During 2003, we paid Hughes & Luce, L.L.P. $1,365,863 for legal services. A former partner in that firm during 2003 is related by marriage to Ross Perot and Ross Perot, Jr.

During 2003, we paid Carrington Coleman Sloman & Blumenthal LLP $206,731 for legal services. A partner in that firm is the spouse of Peter Altabef, Vice President, General Counsel and Secretary of Perot Systems.

Independent Public Accountants

PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2003. The Audit Committee, with the authority delegated by the Board, has selected PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2004. A representative of PricewaterhouseCoopers will be at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so, and will be available to answer questions.

Audit Fees

PricewaterhouseCoopers’ fees for our 2003 and 2002 annual audit and review of interim financial statements, various statutory audits, and consultations on the accounting for existing transactions were $1,541,418 and $760,172, respectively. The 2003 audit fees includes $122,721 related to the 2002 audit not billed and paid until 2003.

Audit Related Fees

PricewaterhouseCoopers’ fees for audit related services in 2003 and 2002 were $201,984 and $425,254, respectively. These services included audits of an employee benefit plan, due diligence, audits in connection with acquisitions, and consultations on the accounting for prospective transactions.

Tax Fees

PricewaterhouseCoopers’ fees for expatriate administration, tax advisory, and compliance services in 2003 and 2002 were $518,478 and $875,752, respectively.

All Other Fees

PricewaterhouseCoopers’ fees for all other professional services rendered to us during 2003 and 2002 were $47,161 and $139,591, respectively. These professional services were primarily for foreign subsidiary pension benefit services.

In 2003, all audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. See “Report of Audit Committee.” The Audit Committee’s Restrictions on the Engagement of Audit Firm requires that all audit, review and attestation services require prior approval from the Audit Committee. The policy does provide for the pre-approval of non-audit services and tax services designated by the Audit Committee on an annual basis. In addition, the policy requires specific approval by the Audit Committee or its chairman if the aggregate fees incurred in any fiscal year exceed pre-established thresholds for non-audit and tax services.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

March 4, 2004

Introduction

The Compensation Committee of the Board is providing this report to assist our stockholders in understanding the Company’s objectives and procedures in the establishment and operation of the compensation policy for our executive officers.

Compensation Committee

In March 2002, the Board of Directors established the Compensation Committee, which is comprised entirely of independent, non-employee directors. Primary responsibilities of the Committee are to review and make final determinations with respect to the compensation of the Chief Executive Officer and to review and make recommendations to the Board of Directors on the compensation of other executive officers, bonus and retirement plans, the 1999 Employee Stock Purchase Plan, and the 2001 Long-Term Incentive Plan. In discharging these responsibilities, the Committee was advised by our Human Resources organization. In addition, the Committee has engaged an independent compensation consultant as its advisor.

Compensation Philosophy and Objectives

Perot Systems has a core compensation philosophy that underpins our approach to compensating our Associates, including our executive officers. Our policy is to develop an executive compensation program that is competitive with comparable information technology companies with whom we compete for executive talent, but with appropriate variations based on individual and corporate performance. We believe that the compensation of our executive officers should:

•	Have stock as a key component;

•	Be cost effective and minimize fixed salary, while maximizing variable pay which tracks to business results;

•	Be compared with our industry peers to ensure market competitiveness;

•	Attract, retain and motivate high-caliber executives on a long-term basis; and

•	Align with the business strategy of our fast-paced, growing company.

2003 Executive Compensation Program — Overview

Our 2003 executive compensation program comprised three key components: base salary, short-term cash incentive, and long-term incentive programs. The Company’s philosophy is to position the aggregate of these elements at a level that is competitive with other information technology companies. The Committee reviews the reasonableness of total compensation levels and practices using public information from the proxy statements of information technology services peer companies and published information from various nationally recognized compensation surveys. Our peer group includes some of the companies in the Media General Group Information Technology Services Index, which was used in the preparation of our Performance Graph, but not all given the breadth of companies in that index.

Base Salary

Base salary is a core component of our compensation program. It is designed to reward Associates for effective performance in their current role and to be adjusted over time as a consequence of that performance and also increased responsibility. The setting and adjustment of base salary are governed by the following principles:

•	The base salaries of all Associates — including executive officers — reflect market levels in order to ensure competitiveness and consistency.

•	Specific salary levels vary by individual, according to experience, responsibility level and individual performance towards the attainment of corporate goals and objectives.

In light of these considerations, no executive officers received salary increases in 2003.

Short-Term Incentive Program

Perot Systems operates a short-term incentive program through an annual bonus plan. The design of the annual bonus plan is reviewed annually, but is always linked to principles of corporate and individual performance.

•	Corporate financial and strategic goals are set at the beginning of each plan year as well as the overall framework of the plan. These are then used to determine the basic payments after the end of the plan year. We also consider factors such as the financial targets and corporate contribution of business units, which may be recognized in our plan design.

•	Individual performance is the other key criterion. It is through the contribution of individual Associates and their attainment of designated goals that we meet our corporate objectives. Associates have individual goals and annual performance ratings and any payments reflect that rating.

For 2003, the annual bonus plan was designed to reflect corporate, business unit, and individual performance. Financial measures considered included revenue, net income before tax, the value of new contract signings, and earnings per share. Individual payments were assessed against these design criteria. In 2003, our executive officers received payments commensurate with the attainment of the relevant program components outlined above.

Long-Term Incentive Program

Perot Systems regards the holding of stock as a key consideration for executive officers. This helps fundamentally to align executive behaviors and the achievement of corporate objectives with our stockholders. Stock rewards long-term commitment to the successful performance of an organization. It is, therefore, a major component of our executive compensation program.

We use stock-based awards under an annual grant program. Executive officers, like all other Associates, are considered for awards on the basis of their contribution and responsibility level and reference to the external market. In 2003, restricted shares were awarded in addition to stock options to reflect market trends and other external developments. The restricted shares vest over three years subject to achievement of individual performance goals. Share ownership requirements were also established for executive officers to support our core philosophy of stock ownership.

The short-term and long-term incentive programs are both operated at the discretion of the Company.

Compensation of the Chief Executive Officer

Ross Perot, Jr. was elected President and Chief Executive Officer effective September 1, 2000. Mr. Perot’s current base salary is $500,000 per year, which is below market levels and is based on the Company’s historical compensation of its CEO’s. Like other executive officers, Mr. Perot did not receive a salary increase in 2003. Based on the Company’s results against the financial criteria mentioned above and in light of the Committee’s evaluation of Mr. Perot’s leadership and involvement in key accounts, acquisitions, and service line strategy and execution, The Committee approved an annual bonus of $265,000 for Mr. Perot, but he declined the bonus. In light of various considerations, including prior stock option awards, Mr. Perot received no long-term incentive awards in 2003.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits deductibility of compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to each of the other four highest-paid executive officers unless this compensation qualifies as “performance-based.” The Committee believes that appropriate actions have been taken to date to preserve the deductibility of compensation of senior officers. The Committee will continue to review the potential deductibility of compensation but retains the discretion to award compensation that may not be deductible if it believes such action is in the best interest of the Company and its shareholders.

Conclusion

Our compensation policy and resultant payments directly reflect the performance of Perot Systems and its individual executive officers. It is our belief that our compensation policy serves both the interests of our stockholders and Perot Systems.

COMPENSATION COMMITTEE:

Carl Hahn (Chair)
John S.T. Gallagher
Thomas Meurer

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENT

Our directors, executive officers, and holders of more than 10% of our Class A Common Stock must file reports with the Securities and Exchange Commission indicating the number of shares of Perot Systems’ Class A Common Stock they beneficially own and any changes in their beneficial ownership. They must provide copies of these reports to us. Based on our review of these reports and written representations from the persons required to file them, Ross Perot inadvertently filed a late report on Form 4 related to the right of an individual to satisfy an obligation to him using Perot Systems Common Stock at a specified rate.

PERFORMANCE GRAPH

The graph below compares the performance of our Class A Common Stock since February 2, 1999, the inception of public trading, to the performance of publicly traded securities. The starting point for the graph was $43.50 per share, the closing price on our first day of trading following our initial public offering. Therefore, the graph does not reflect the 172% increase from Perot Systems’ $16.00 per share initial public offering price that occurred on the first day of trading.

ASSUMES $100 INVESTED ON FEB. 2, 1999
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2003

(1)	The Media General (MG) Group Information Technology Services Index.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

March 4, 2004

The Audit Committee of our Board of Directors (“Board”) is comprised of three directors and operates under a written charter adopted by our Board. All members of the Audit Committee meet the independence standards established by our Board, the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. Our Board adopted revisions to the Audit Committee’s charter in 2004, and the new charter is included as Annex 1 to this Proxy Statement and is available at the Corporate Responsibility section on Perot Systems’ website at www.perotsystems.com/responsibility.htm.

The Audit Committee assists our Board in fulfilling its responsibility to oversee management’s implementation of Perot Systems’ financial reporting process. In its oversight role, the Audit Committee reviewed and discussed the audited financial statements with management, which has the primary responsibility for the financial statements, and with PricewaterhouseCoopers LLP (“PwC”), our independent auditor for 2003, who was responsible for expressing an opinion on the conformity of the Perot Systems’ financial statements with generally accepted accounting principles.

We have met privately with PwC and discussed any issues deemed significant by the independent auditor, including the required matters to be discussed by Statement of Auditing Standards No. 61, Communication With Audit Committee, as amended. PwC has provided to the Audit Committee written disclosures and the letter required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with PwC that firm’s independence. The Audit Committee also concluded that PwC’s provision of non-audit services to Perot Systems and its affiliates is compatible with PwC’s independence.

Based upon the foregoing considerations, the Audit Committee recommended to our Board that the audited financial statements be included in Perot Systems’ Annual Report on Form 10-K for 2003 and that PwC be appointed the independent auditor for the Company for 2004.

The foregoing report is respectfully submitted by members of the Audit Committee of our Board:

AUDIT COMMITTEE

C. H. Moore (Chair)
John S.T. Gallagher
Carl Hahn

Equity Compensation Plan Information

The following table gives information about our Class A Common Stock that we may issue under our equity compensation plans as of December 31, 2003.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	8,172,864(1)	$13.27	42,846,559(2)
Equity Compensation Plans Not Approved by Security Holders	24,733,891	$14.12	472,000(3)
Total	32,906,755	$13.99	43,318,559

(1)	Excludes 206,925 shares of restricted stock that were granted during 2003 under the 2001 Long-Term Incentive Plan.

(2)	Includes 25,274,434 shares under the 2001 Long-Term Incentive Plan and 17,572,125 shares under the 1999 Employee Stock Purchase Plan.

(3)	Includes 472,000 shares under the 1996 Non-Employee Director Stock Option/Restricted Stock Plan and no shares for the 1991 Stock Option Plan and the Advisor Stock Option/Restricted Stock Incentive Plan.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING
AND FOR THE 2005 ANNUAL MEETING

Under Article II, Section 4 of our current bylaws, proposals by stockholders intended to be presented at the Annual Meeting, must be received by Perot Systems’ Secretary at our executive offices no later than the close of business on April 15, 2004.

If you would like to include a stockholder proposal in the proxy statement for the 2005 annual meeting, it must be delivered to Perot Systems’ Secretary at our executive offices no later than December 2, 2004.

OTHER MATTERS

Other Business

At the date of mailing of this Proxy Statement, we are not aware of any business to be presented at the Annual Meeting other than the proposal discussed above. If other proposals are properly brought before the Annual Meeting, any proxies returned to us will be voted as the proxy holders see fit.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission called “householding”. Under this practice, stockholders who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of our proxy materials please: (1) mail your request to Perot Systems Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075; or (2) contact our Investor Relations Department at 1-877-737-6973. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

FOR MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning Perot Systems at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov/ that contains reports, proxy, and information statements and other information regarding issuers that file electronically with the SEC, including Perot Systems. The Class A Common Stock is listed on the NYSE. These reports, proxy statement, and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

In addition, our annual report on Form 10-K (without exhibits) is available via the Internet at our website (www.perotsystems.com). If you would like to request documents from us, please contact our Investor Relations Department at 1-877-737-6973 by April 15, 2004 to receive them before the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Peter Altabef
Secretary

ANNEX 1

PEROT SYSTEMS CORPORATION

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

I.	PURPOSE.

The purpose of the Audit Committee (the “Committee”) is to assist the Perot Systems Corporation (“Perot Systems”) Board of Directors (“Board”) oversight of:

A.	The integrity of Perot Systems’ financial statements;

B.	Perot Systems’ compliance with applicable legal and regulatory requirements;

C.	The performance of Perot Systems’ independent auditor and internal audit department; and

D.	The independent auditor’s qualifications and independence.

The Committee will prepare a report required by the SEC for inclusion in the Perot Systems’ annual proxy statement.

II.	STRUCTURE AND OPERATIONS.

A.    Size. The Committee shall comprise three or more members of the Board, as determined by the Board after considering the recommendation, if any, of the Nominating and Corporate Governance Committee.

B.    Appointment and Removal of Members. The Board shall appoint the members of the Committee from qualified members of the Board. Each member of the Committee shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. Any or all members of the Committee may be removed, with or without cause, by a majority vote of the Board.

C.    Qualifications. The membership of the Committee must have the following qualifications, as determined by the Board:

1.	Each member must be “independent” in accordance with Perot Systems’ Corporate Governance Principles, the rules of the New York Stock Exchange, Inc. (the “NYSE”), Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”), including being free from any material relationship that would interfere with the exercise of his or her independent judgment. Persons are not “independent” if, within the past three years:

(a)	The person was an employee, or an immediate family member was an executive officer, of Perot Systems;

(b)	The person, or an immediate family member, received more than $100,000 in direct compensation from Perot Systems (other than for director’s fees) in a year;

(c)	The person was affiliated with or employed by, or an immediate family member was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Perot Systems;

(d)	The person was employed by, or an immediate family member was an executive officer of, a company of which any of Perot Systems’ present executives serve on the other company’s compensation committee; or

(e)	The person was employed by, or an immediate family member was an executive officer of, another company that makes payments to, or receives payments from, Perot Systems for property or services in an amount which in any fiscal year, exceeds the greater of $1,000,000 or five percent of such other company’s consolidated gross revenues.

2.	Each member will be “financially literate,” or become financially literate within a reasonable period of time after his or her appointment to the Committee.

3.	At least one member will be an “audit committee financial expert,” as defined by the Commission.

4.	No member will simultaneously serve on the audit committee of more than two other public companies without the approval of the full Board.

5.	Any additional qualifications required by Perot Systems’ Corporate Governance Principles, the NYSE, the Exchange Act and the rules and regulations of the Commission.

D.    Chair. Unless a Chair is elected by the full Board, the members of the Committee shall designate a Chair by majority vote of the full Committee membership. The Chair will chair all regular sessions of the Committee and set the agendas for Committee meetings, based upon consultations with management, the independent auditor, and the director of internal audit and upon any input received from the members of the Committee. If a Chair is not designated or is not present at any meeting, the members of the Committee may designate a chairman for such meeting by majority vote of the Committee.

E.    Delegation. The Committee shall be entitled to delegate certain of its responsibilities, where appropriate, to the Chair or to one or more other members of the Committee, subject to policies and/or procedures adopted by the Committee, which shall be consistent with applicable legal and regulatory requirements.

F.    Funding. Perot Systems shall provide for appropriate funding, as determined by the Committee, for payment of (a) compensation to the independent auditor for the purpose of rendering or issuing an audit report or related work or performing other audit, review, attest and related services for Perot Systems, (b) compensation to the independent auditor for engagements pre-approved in accordance with Perot Systems’ policy “Restrictions on the Engagement of Audit Firm,” (c) other consultants or experts employed by the Committee and (d) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

III.	MEETINGS.

A.    Frequency; Notice; Quorum. The Committee shall meet at least quarterly, or more frequently as circumstances dictate. The Chair or any member of the Committee may call meetings of the Committee upon at least 48 hours’ notice, which may be delivered by mail, courier service, fax, email, or telephone, as long as the means of delivery utilized would normally result in all members having at least 48 hours’ notice of the meeting. Meetings of the Committee may be held telephonically. A majority of the members of the Committee will constitute a quorum.

B.    Attendance of Non-Members. The Committee may invite to its meetings any director, any manager of Perot Systems and any other persons it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

C. Executive Sessions. The Committee shall meet with management, the director of the internal auditing department, the independent auditor and management, in separate executive sessions, as required by applicable law, regulation, exchange listing rules and in such other instances that the Committee deems appropriate.

IV.	RESPONSIBILITIES AND DUTIES.

The following functions shall be within the power of the Committee in carrying out its purposes outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional or different policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also have such further powers as may be delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.

The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern, including but not limited to issues arising from section IV(D)(3), that the Committee deems appropriate. The Committee shall have independent authority to retain outside counsel or other experts for this purpose and unrestricted access to Perot Systems’ employees, documents and other information. Perot Systems will pay the fees and out-of-pocket expenses associated any study or investigation conducted by the Committee, including fees and expenses of the Committee’s outside counsel and other experts. The Committee is authorized to perform, oversee the performance of, and engage the independent auditor or third parties to perform such supplemental or additional work as the Committee may from time to time determine to be appropriate.

A.    Financial Statements and Disclosure Matters.

1.	Review and discuss with management, the internal audit department and the independent auditor the annual and quarterly financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to the annual and quarterly financial statements being filed in Perot Systems’ Forms 10-K and Forms 10-Q, as applicable. In connection with these reviews, the Committee will:

(a)	Review and discuss with the independent auditor (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, (iii) the internal controls adhered to by Perot Systems, management and the financial, accounting and internal auditing personnel of Perot Systems, and the impact of the system of internal controls on the quality and reliability of Perot Systems’ financial reporting and (iv) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(b)	Review and discuss with management, the independent auditor and, to the extent applicable, the internal auditing department (i) significant accounting principles and financial statement presentations, including any significant changes in Perot Systems’ selection or application of accounting principles, (ii) significant financial reporting issues and judgments made in connection with the preparation of Perot Systems’ financial statements, including the effect of alternative GAAP methods on the financial statements, (iii) the development, selection and disclosure of critical accounting estimates and the analyses of alternative assumptions or estimates, and the effect of such estimates on Perot Systems’ financial statements, (iv) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of Perot Systems, (v) any

“pro forma” or “adjusted non-GAAP” information contained in Perot Systems’ periodic reports, (vi) the effect of significant litigation, contingencies and claims against Perot Systems on Perot Systems’ financial statements and (vii) audit problems or difficulties and management’s response to such problems and difficulties.

2.	Discuss with management and the independent auditor Perot Systems’ earnings press releases, including the use, if any, of “pro forma” or “adjusted non-GAAP” information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

3.	Discuss with management Perot Systems’ major financial risk exposures and the steps management has taken to monitor and control such exposures, including Perot Systems’ risk assessment and risk management policies.

4.	Obtain from the independent auditor the information required to be disclosed to Perot Systems by generally accepted auditing standards (“GAAS”) in connection with the conduct of an audit and discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, including (i) the independent auditor’s responsibility under GAAS, (ii) Perot Systems’ significant accounting policies, (iii) accounting estimates, assumptions and judgments used in preparing Perot Systems’ financial statements, (iv) significant audit adjustments discovered and (v) disagreements with management encountered in the course of the audit.

5.	Receive and review the Section 302 certifications of Perot Systems’ Chief Executive Officer and Chief Financial Officer, or other persons performing similar functions, included in Perot Systems’ Forms 10-K and Forms 10-Q.

B.    Independent auditor.

1.	The Committee is appointed by the Board to be directly responsible for the appointment, termination, compensation and oversight of the independent auditor of Perot Systems in connection with their preparation or issuance of audit reports and the performance of other audit, review, attest and related services for Perot Systems. The Committee is also responsible for approving, evaluating and overseeing the work of the independent auditor (including the audit plan and any subsequent changes in the audit plan) and resolving any disagreements between management and the independent auditor regarding Perot Systems’ financial reporting process, internal controls and financial statements. The independent auditor reports directly to the Committee.

2.	Pre-approve engagements for, and set policies and procedures for engagements relating to, audit, review or attest services and permitted non-audit services and the terms and fees thereof, which may include pre-approval of categories of non-audit services with aggregate authorized expenditures, to be performed for Perot Systems or its subsidiaries by the independent auditor, subject to the de minimis exceptions for permitted non-audit services described in Section 10A(i)(1)(B) of the Exchange Act.

3.	Review the experience and qualifications of the senior members of the independent auditor’s team to determine that the team has the competence necessary to conduct the audit engagement in accordance with GAAS.

4.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues and (c) all relationships between the independent auditor and Perot Systems or any of its affiliates, including the written disclosures and the letter required by Independence Standards Board Standard 1, as it may be amended from time to time, and any successor to such standard. The Committee will evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence. In making this evaluation, the Committee should take into account the opinions of management and the internal audit department. The Committee presents its conclusions to the Board.

5.	Oversee the rotation of the lead audit partner, the concurring review partner and each other audit partner who has responsibility for decision-making on significant auditing, accounting and reporting matters that affect the financial statements or who maintain regular contact with management and the Committee as required by applicable law, regulation or exchange listing rules.

6.	Recommend and oversee Perot Systems’ written policies for hiring employees or former employees of the independent auditor who have participated in any capacity in an audit of Perot Systems.

7.	If necessary or appropriate, discuss with the national office of the independent auditor any issues on which the Perot Systems audit team consulted them and matters of audit quality and consistency.

8.	Discuss with management, the internal audit department and the independent auditor any accounting adjustments that were noted or proposed by the independent auditor, but were passed (as immaterial or otherwise).

9.	Discuss with the independent auditor any difficulties the independent auditor encountered in the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management.

10.	Discuss with the independent auditor the responsibilities, budget and staffing of the internal audit function.

11.	Require the independent auditor to review the financial information included in Perot Systems’ Forms 10-Q in accordance with Rule 10-01(d) of Regulation S-X prior to Perot Systems filing such reports with the Commission. If Perot Systems states in a Form 10-Q that the interim financial statements have been reviewed by the independent auditor, the Committee will obtain the independent auditor’s report as required by Rule 10-01(d).

C.    Internal Audit Department and Legal Compliance.

1.	Review the budget, plan, changes in plan, material activities, organizational structure, and qualifications of the internal audit department, as needed.

2.	Review the performance of, and make recommendations to the management of the Perot Systems regarding, the appointment, performance, and retention, of the director of internal audit.

3.	Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

4.	On at least an annual basis, review with Perot Systems’ counsel (a) any legal matters that could have a significant impact on the organization’s financial statements, (b) Perot Systems’

compliance with internal corporate governance policies and applicable laws and regulations and (c) inquiries received from and correspondence with regulators, governmental agencies and employees raising material issues with respect to Perot Systems’ financial reporting process, internal controls and financial statements. On at least an annual basis, review with Perot Systems’ Tax Director any tax matters that could have a significant impact on the organization’s financial statements.

5.	Obtain presentations from management, Perot Systems’ internal audit director and the independent auditor concerning Perot Systems’ compliance with applicable legal requirements and Perot Systems’ Standards & Ethical Principles. Obtain and review presentations regarding, and disclosures of, insider and affiliated party transactions.

6.	Obtain from the independent auditor the reports required to be furnished to the Committee under Section 10A of the Exchange Act and obtain from the independent auditor any information with respect to illegal acts in accordance with Section 10A.

D.    Other Committee Responsibilities, and Clarification of Role.

1.	Oversee the integrity of the audit process, financial reporting process, internal accounting controls and financial statements of Perot Systems, and the work of management, the internal audit department and the independent auditor in these areas, as applicable.

2.	Review and approve procedures, including but not limited to a confidential, anonymous hotline, for (a) the receipt, retention and treatment of complaints received by Perot Systems regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of Perot Systems of concerns regarding questionable accounting or auditing matters.

3.	Review management’s report regarding the internal controls and procedures for financial reporting of Perot Systems as required by the rules and regulations of the Commission.

E.    Reports.

1.	Report regularly to the Board (i) following meetings of the Committee, (ii) with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities, and (iii) with respect to such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chair or any other member of the Committee designated by the Committee to make such report.

2.	Ensure that (i) the Perot Systems website includes a copy of this Charter and (ii) Perot Systems’ annual report states that a copy of this Charter is available on the Perot Systems website and available in print upon request.

3.	Maintain minutes or other records of meetings and activities of the Committee.

V.	ANNUAL PERFORMANCE EVALUATION.

The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter. In conducting its evaluation, the Committee may address all matters that it considers relevant to its performance. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or desirable.

VI.	GENERAL.

A.    Reliance. Nothing in this Charter will, or will be deemed to, decrease or modify in any manner adverse to any member of the Committee, such member’s right to rely on statements and certifications made by Perot Systems’ officers, employees, agents, counsel, experts and auditors.

B.    Indemnification. Nothing in this Charter will, or will be deemed to, adversely affect in any manner the rights of members of the Committee to indemnification and advancement of expenses under the Certificate of Incorporation or Bylaws of Perot Systems or under any contract, agreement, arrangement or understanding benefiting such member.

C.    No Creation of Duties, Liabilities, or Obligations. Notwithstanding any other provision of this Charter, no provision of this Charter will, except to the extent required by applicable law, rule or regulation, be construed to create any duty, liability or obligation on the part of the Committee or any of its members.

D.    Committee Is Not an Auditor. While the Committee has the responsibilities, duties and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that Perot Systems’ financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations (unless specific circumstances are brought to its attention warranting such a review), to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

Directions to Perot Systems’ Plano Campus

From DFW International Airport:

Take International Parkway (the one main road running north-south through DFW Airport) North to I-635 East.

Continue East on I-635.

Take Exit #27B to I-35E North.

Take Exit #443 to President George Bush Turnpike (TX 190) heading East.

Drive East on President George Bush Turnpike (TX 190) to Plano.

Exit at Custer Parkway.

Turn Left on Custer Parkway to go North.

At Plano Parkway turn Left.

As you head West on Plano Parkway, Perot Systems’ Campus is on your left.

Use the first left turn lane entering the Campus parking lot. Once entering the parking lot, proceed to the west end of the parking lot and enter the Campus through the West Lobby.

From Downtown Dallas:

Proceed North on North Central Expressway (IH-75).

Take exit #28B to President George Bush Turnpike going West.

Take the first exit — Custer Parkway. Proceed West on the service road to the light at Custer Parkway.

Turn Right on Custer Parkway.

Turn Left at the first light (Plano Parkway).

As you head West on Plano Parkway, Perot Systems’ Campus is on your left.

Use the first left turn lane entering the Campus parking lot. Once entering the parking lot, proceed to the west end of the parking lot and enter the Campus through the West Lobby.

PEROT SYSTEMS CORPORATION 2300 W. PLANO PARKWAY PLANO, TEXAS 75075

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 11, 2004. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 11, 2004. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postagepaid envelope we have provided or return it to Perot Systems Corporation, Attention: Legal Department, 2300 W. Plano Parkway, Plano, Texas 75075.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PERSYS	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PEROT SYSTEMS CORPORATION
THE DIRECTORS RECOMMEND A VOTE “FOR” ITEM 1

1.	To elect as Directors the nominees listed below.	For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

	01) Ross Perot 02) Ross Perot, Jr. 03) Steve Blasnik 04) John S.T. Gallagher 05) Carl Hahn 06) DeSoto Jordan 07) Thomas Meurer 08) Cecil H. (C. H.) Moore, Jr.	☐	☐	☐

2.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Please sign exactly as your name appears on your stock certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PEROT SYSTEMS CORPORATION
Proxy For Annual Meeting of Stockholders
May 12, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Perot Systems Corporation hereby acknowledge(s) receipt of the Proxy Statement dated April 2, 2004, and hereby appoint(s) Peter A. Altabef, Vice President, General Counsel and Secretary of Perot Systems, and Rex C. Mills, Associate General Counsel of Perot Systems, or either of them, proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all of the shares of Class A Common Stock of Perot Systems Corporation held of record by the undersigned on March 15, 2004, at the Annual Meeting of Stockholders to be held at the Corporate Headquarters Cafeteria, 2300 West Plano Parkway, Plano, Texas 75075, at 3:00 p.m. Central Daylight Time on May 12, 2004 or any adjournment thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR item 1. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AND IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)